Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form F-4 of our report dated March 26, 2014, with respect to our audit of the financial statements of Silver Eagle Acquisition Corp. (a corporation in the development stage) as of December 31, 2013, and for the period from April 11, 2013 (date of inception) to December 31, 2013.

/s/ Rothstein Kass

Roseland, New Jersey

March 30, 2015